Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES ANNOUNCES AGREEMENT TO

ACQUIRE 1,479,762 SF U.S. GOVERNMENT LEASED

PORTFOLIO FOR $430.0 MILLION

~ 14 Property Mission Critical Portfolio ~

~ $515 Million in Total Announced Acquisitions in 2018 ~

WASHINGTON, D.C. – June 18, 2018 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has agreed to acquire from affiliates of an independent third party a 1,479,762-square foot portfolio of 14 properties, 94% leased to the U.S. Federal Government and 99% leased overall, for a purchase price of approximately $430.0 million.  Based on lease count and property count respectively, 88% of the U.S. Government leases are still under their original lease contract and 79% of the properties are build-to-suit or renovation-to-suit construction, designed for the specific needs and requirements of the occupying U.S. Government tenant agency.

Based on the Company’s underwriting, the Company believes the aggregate purchase price of the 14 properties under contract represents a weighted average underwritten capitalization rate of approximately 6.5%.

“We believe the acquisition of this 14-property portfolio is a wonderful opportunity for the Company,” said William C. Trimble III, Easterly’s Chief Executive Officer. “This acquisition is expected to grow our portfolio by approximately 39% on a rentable square foot basis, while still maintaining the same high-quality standard of assets Easterly is known for.”

Subject to the completion of customary closing conditions, the Company expects to close the acquisition of these properties on a rolling basis between July and December of 2018.  When combined with the previously announced pending acquisition of VA - San Jose and completed acquisition of VA - Golden, for purchase prices totaling $84.9 million, the Company has achieved total completed or pending acquisitions of $514.9 million since the start of 2018.

The 14-property portfolio is comprised of the following 14 properties, arranged from largest to smallest by square foot:

Various GSA - Buffalo, NY

Various GSA - Buffalo, a multi-tenanted Class A office building completed in 2004, is primarily occupied by two federal agencies: the Department of Veterans Affairs (VA) and the Internal Revenue Service (IRS). It also houses one of the National Labor Relations Board’s 26 regional offices. The weighted average lease expiration year for the 267,766-square foot building is 2021. The U.S. Government leases 94% of the 100% leased building.

Various GSA - Chicago, IL

Various GSA - Chicago, a multi-tenanted office building fully renovated in 1999, is strategically located next to Chicago O’Hare International Airport and serves as the Federal Aviation Administration’s (FAA) Great Lakes Regional Office, which oversees operations in eight states. The U.S. Department of Agriculture (USDA) also maintains a presence within the facility. The weighted average lease expiration year for the 239,331-square foot building is 2020 and is 96% leased.

Various GSA - Portland, OR

Various GSA - Portland, a Class A trophy multi-tenanted asset, was built in 2002 and is strategically located within Portland’s Central City Plan District along the MAX light rail system. The facility is occupied by tenants such as the USDA, U.S. Army Corp of Engineers (ACOE), Federal Bureau of Investigation (FBI) and the Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF). The 225,057-square foot facility is 100% leased with a weighted average lease expiration year of 2022.

TREAS - Parkersburg, WV

TREAS - Parkersburg, a 182,500-square foot build-to-suit property, was built in multiple phases in 2004 and 2006 and is 100% leased to the General Services Administration (GSA) for the beneficial use of the Bureau of Fiscal Service (BFS) through 2021. This mission critical agency within the U.S. Department of Treasury has been located in Parkersburg since 1957 and currently occupies three buildings in the vicinity.

SSA - Charleston, WV

SSA - Charleston, a 110,000-square foot single tenant facility fully renovated in 2000, is occupied by the Office of Hearings Operations (OHO), a part of the Social Security Administration (SSA). The Charleston hearing office services three SSA field offices in Ohio and nine SSA field offices in West Virginia. The space includes courtrooms, administrative offices and public service areas. The facility is 100% leased through 2019.

FBI - Pittsburgh, PA

FBI - Pittsburgh serves as one of 56 FBI field offices located throughout the country. The 100,054-square foot facility was built-to-suit for the FBI in 2001 and is 100% leased until 2027. This facility oversees operations for nine surrounding resident agencies located throughout Pennsylvania and the entirety of West Virginia.

FDA - College Park, MD

FDA - College Park houses a laboratory for the Food and Drug Administration’s (FDA) Center for Food Safety and Applied Nutrition (CFSAN), one of the FDA’s seven product-oriented centers.  The 80,677-square foot office and laboratory was built-to-suit in 2004 and is 100% leased to the GSA for the beneficial use of the FDA until 2029. The facility is part of the University of Maryland’s Research Park and is located two blocks from CFSAN headquarters in the Harvey W. Wiley Building, forming a campus which links university researchers, students and staff with federal laboratories and private sector companies.

GSA - Clarksburg, WV

GSA - Clarksburg serves as a multi-tenanted federal center for various federal tenants within the market area, including the FBI, DEA, SSA, Offices of the U.S. Attorneys, and Small Business Association (SBA). This 100% leased 63,760-square foot build-to-suit facility was constructed in 1999 and serves the five tenant agencies through a single GSA lease, which expires in 2019.

Courthouse - Charleston, SC

Courthouse - Charleston, an historic townhouse with a modern annex that, together with two adjacent federally-owned buildings, constitutes the federal judicial complex in Charleston. The original building dates to 1795 and was fully renovated in 1999 when the annex was constructed.  The building, known as the Josiah House, contains three district judge courtrooms and four judges’ chambers. It is physically connected on the second floor to the J. Waties Waring Judicial Center. This 60,500-square foot federal courthouse is 100% leased through 2019.

DEA - Sterling, VA

DEA - Sterling serves as a special testing and research laboratory to assist the DEA in performing mission critical forensic analyses. The 49,692-square foot facility was built-to-suit in 2001 and includes evidence rooms, computer labs, cryptography and various other specialized laboratories. The facility is 100% leased through 2020.

ICE - Pittsburgh, PA

ICE - Pittsburgh, a state-of-the-art, build-to-suit facility constructed in 2004, is occupied by the U.S. Immigration and Customs Enforcement (ICE), which works to promote homeland security and public safety with respect to border control, customs, trade and immigration for the surrounding Pittsburgh region. The Class A facility houses the Homeland Security Investigations (HSI) division, dedicated to combating criminal organizations illegally exploiting America’s travel, trade, financial and immigration systems. This 33,425-square foot facility is located adjacent to the FBI - Pittsburgh field office, is 76% leased and has a weighted average lease expiration year of 2019.

VA - Baton Rouge, LA

VA - Baton Rouge, constructed in 2004, serves as a VA outpatient facility for Baton Rouge and the surrounding veteran population. This facility is one of two VA medical treatment facilities in Baton Rouge. Situated close to the largest private medical center in Louisiana, VA - Baton Rouge is 30,000-square feet in size and currently 100% leased to the VA through 2019.

SSA - Dallas, TX

SSA - Dallas is a 27,200-square foot build-to-suit facility 100% leased to the GSA for the beneficial use of the SSA through 2020. Built in 2005, this facility integrates state-of-the-art systems to serve as a local field office with superb access from one of Dallas’s busiest thoroughfares.

DEA - Bakersfield, CA

DEA - Bakersfield is a build-to-suit facility that houses the Bakersfield Resident Office for the DEA’s San Francisco Division. This 9,800-square foot facility houses two holding cells, provides for secure and enclosed first floor parking and offers second story office space with secured rooms for weapons and drug storage. The facility was constructed in 2000 and is 100% leased through 2021.

Property Name	RSF	Year Built / Renovated	(Weighted Average) Lease Expiration (Year) (1)	Leased
Various GSA - Buffalo, NY	267,766	2004	2021	100%
Various GSA - Chicago, IL	239,331	1968 / 1999	2020	96%
Various GSA - Portland, OR	225,057	2002	2022	100%
TREAS - Parkersburg, WV	182,500	2004 & 2006	2021	100%
SSA - Charleston, WV	110,000	1959 / 2000	2019	100%
FBI - Pittsburgh, PA	100,054	2001	2027	100%
FDA - College Park, MD	80,677	2004	2029	100%
GSA - Clarksburg, WV	63,760	1999	2019	100%
Courthouse - Charleston, SC	60,500	1795 / 1999	2019	100%
DEA - Sterling, VA	49,692	2001	2020	100%
ICE - Pittsburgh, PA	33,425	2004	2019	76%
VA - Baton Rouge, LA	30,000	2004	2019	100%
SSA - Dallas, TX	27,200	2005	2020	100%
DEA - Bakersfield, CA	9,800	2000	2021	100%
Total – 14 Properties	1,479,762		3.8 years	99%

(1)   Weighted average by leased square foot

“Accretive growth and consistency of mission are key to this portfolio acquisition,” said Meghan G. Baivier, Easterly’s Chief Financial and Chief Operating Officer. “We are expecting to scale the Company through an approximately 4% accretive deal to our run-rate FFO per share on a fully diluted basis. To be able to do this while remaining true to our bullseye acquisition strategy is a compelling opportunity for the Company.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA).  For further information on the Company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Cash Net Operating Income (NOI) and Funds from Operation (FFO) per share on a fully diluted basis). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 1, 2018. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

IR@easterlyreit.com